UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
November 13, 2009
ALLIED HEALTHCARE PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-19266 (Commission File Number)	25-1370721 (IRS Employer Identification No.)

1720 Sublette Avenue, St. Louis, Missouri (Address of principal executive offices)	63110 (Zip Code)
Registrant’s telephone number, including area code
(314) 771-2400
Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     Effective as of November 13, 2009, Allied Healthcare Products, Inc. (the “Company”) terminated its revolving credit facility arrangement with Bank of America, N.A., as successor to LaSalle Bank National Association (the “Old Credit Agreement”). The Old Credit Agreement provided for borrowings of up to $10,000,000 and was available through September 1, 2010. No loans were outstanding under the Old Credit Agreement as of November 13, 2009.
     On November 17, 2009, in order to obtain long term financing, the Company entered into that certain Loan and Security Agreement by and between Enterprise Bank & Trust and the Company (the “New Credit Agreement”) pursuant to which the Company obtained a secured revolving credit facility with borrowing availability of up to $7,500,000 (the “New Credit Facility”). The Company’s obligations under the New Credit Facility are secured by certain assets of the Company pursuant to the terms and subject to the conditions set forth in the New Credit Agreement. The Company also paid a closing fee of $20,000 in order to obtain the New Credit Facility.
     The New Credit Facility will be available on a revolving basis until it expires on November 17, 2010, at which time all amounts outstanding under the New Credit Facility will be due and payable. Advances under the New Credit Facility will be made pursuant to that certain Revolving Credit Note (the “Promissory Note”) executed by the Company in favor of Enterprise Bank & Trust. Such advances will bear interest at a rate equal to .50% in excess of Enterprise Bank & Trust’s prime-rate based interest rate for commercial loans, subject to a minimum annual interest rate of 4.50%. Interest is computed based on the actual number of days elapsed over a year of 360 days. Advances may be prepaid in whole or in part without premium or penalty.
     Under the New Credit Agreement, advances are generally subject to customary borrowing conditions. The New Credit Agreement also contains covenants with which the Company must comply during the term of the New Credit Facility. Among other things, such covenants restrict the Company’s ability to incur certain additional debt; make specified restricted payments, dividends and capital expenditures; authorize or issue capital stock; enter into certain transaction with affiliates; consolidate or merge with or acquire another business; sell certain of its assets or dissolve or wind up the Company. The New Credit Agreement also contains certain events of default that are customary for financings of this type including, without limitation: the failure to pay principal, interest, fees or other amounts when due; the breach of specified representations or warranties contained in the loan documents; cross-default with certain other indebtedness of the Company; the entry of uninsured judgments that are not bonded or stayed; failure to comply with the observance or performance of specified agreements contained in the loan documents; commencement of bankruptcy or other insolvency proceedings; and the failure of any of the loan documents entered into in connection with the New Credit Facility to be in full force and effect. After an event of default, and upon the continuation thereof, the principal amount of all loans made under the New Credit Facility would bear interest at a rate per annum equal to 4.00% above the otherwise applicable interest rate (provided, that the interest rate may not exceed the highest rate permissible under law), and the lender would have the option to accelerate maturity and payment of the Company’s obligations under the New Credit Facility.

     As of the date of this Current Report on Form 8-K, the Company has no borrowings outstanding under the New Credit Facility.
     The foregoing summary of the New Credit Facility, including the New Credit Agreement and the Promissory Note, is qualified in its entirety by reference to the New Credit Agreement and the Promissory Note, a copy of which is filed herewith as Exhibit 99.1 and Exhibit 99.2, respectively, and incorporated by reference herein.

Item 1.02	Termination of a Material definitive Agreement.
     The information related to the Old Credit Agreement discussed under Item 1.01 set forth above is hereby incorporated by reference into this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information related to the New Credit Facility discussed under Item 1.01 set forth above is hereby incorporated by reference under this Item 2.03.

Item 9.01	Financial Statements and Exhibits.
(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit
Number	Description

99.1	Loan and Security Agreement, dated November 17, 2009, by and between the Allied Healthcare Products, Inc. and Enterprise Bank & Trust.

99.2	Revolving Credit Note, dated November 17, 2009, executed by Allied Healthcare Products, Inc. in favor of Enterprise Bank & Trust.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALLIED HEALTHCARE PRODUCTS, INC.
Date: November 18, 2009	By:	/s/ Daniel C. Dunn
Daniel C. Dunn
Chief Financial Officer